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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the Registration Statement of the Allmerica Select Separate Account II of Allmerica Financial Life Insurance and Annuity Company on Form N-6 of our report dated January 30, 2003, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 28, 2003, relating to the financial statements of Allmerica Select Separate Account II of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Service Providers-Independent Accountants" and "Independent Accountants" in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2003